CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 26, 2013, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 170 (included in Van Kampen Unit Trusts, Municipal Series 1108) as of August 31, 2013, and for the period from September 25, 2012 (date of deposit) through August 31, 2013 and the financial highlights for the period from September 25, 2012 (date of deposit) through August 31, 2013, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-181907) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 26, 2013